UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 1)*


                              Third Century Bancorp
                              ---------------------
                                (Name of Issuer)


                         Common Stock, without par value
                         -------------------------------
                         (Title of Class of Securities)

                                   884120 10 6
                                ----------------
                                 (CUSIP Number)

                                December 31, 2005
                             ------------------------
             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[X]                 Rule 13d-1(b)

[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO.  884120 10  6           13G                         Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                    Third Century Bancorp
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    Indiana
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                116,354
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      15,896
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      132,250
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    132,250
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          N/A
--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         8% of 1,653,125 shares of Common Stock outstanding as of
         December 31, 2005.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO.   884120 10 6              13G                       Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  Third Century Bancorp

         (b)      Address of Issuer's Principal Executive Offices

                  80 East Jefferson Street
                  Franklin, Indiana 46131

Item 2
         (a)      Name of Person Filing

                  Third Century Bancorp
                  Employee Stock Ownership Plan Trust
                  Trustee: HomeFederal Bank

          (b)     Address of Principal Business Office

                  501 Washington Street
                  Columbus, Indiana 47201

         (c)      Citizenship or Place of Organization

                  Indiana

         (d)      Title of Class of Securities

                  Common Stock, without par value

         (e)      CUSIP Number

                  884120 10 6

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                           (f) [x] An employee benefit plan or endowment fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 132,250.
                  (b) Percent of class: 8%.
                  (c) Number of shares as to which the person has:

CUSIP NO. 32020 V 100                   13G                    Page 4 of 5 Pages

                     (i)    Sole power to vote or to direct the vote 116,345.
                     (ii)   Shared power to vote or to direct the vote 15,896.
                     (iii) Sole power to dispose or to direct the disposition of 132,250.
                     (iv) Shared power to dispose or to direct the disposition of 0.

Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable

Item 8.          Identification and Classification of Members of the Group

                         The  reporting  person  is  an  employee  benefit  plan
                    subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of Dissolution of Group

                  Not applicable

Item 10. Certification

                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 884120 10 6                                          Page 5 of 5 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 6, 2007                         THIRD CENTURY BANCORP
                                               EMPLOYEE STOCK
                                               OWNERSHIP PLAN TRUST

                                               By: HomeFederal Bank, as Trustee



                                               /s/ Seth A. Keele
                                               Name:  Seth A. Keele
                                               Title:  Trust Officer